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                                                                    Exhibit 11



          STATEMENT RE: COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                              SCHUFF STEEL COMPANY



                                                                                         Three Months
                                                                          Year Ended        Ended
                                                                          December 31,     March 31,
                                                                              1996           1997
                                                                          ------------   ------------
                                                                             (In thousands, except
                                                                                per share data)
Historical weighted average shares outstanding(1)...................          5,000          5,115
Common share options issued within twelve months of the planned
  initial public offering(2)........................................            173             58
Common shares attributable to stockholder distribution
  from offering proceeds(3).........................................            753            753
                                                                             ------         ------
Weighted average shares outstanding.................................          5,926          5,926
                                                                             ======         ======
Pro forma net income................................................         $6,030         $1,062
                                                                             ======         ======
Pro forma net income per share......................................         $ 1.02         $ 0.18
                                                                             ======         ======

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(1) Common stock equivalents, which were dilutive, were included in the computation of weighted average number of shares outstanding from the date of grant.
(2) These items are treated as common stock equivalents from inception since they were issued at prices below the expected initial public offering price of the Company's common shares during the twelve month period immediately preceding the offering, and are computed using the treasury stock method assuming an estimated initial public offering price of $10.00 per share.
(3) These items were treated as common stock equivalents based upon the number of common shares expected to be issued in the initial public offering at the estimated initial public offering price of $10.00 per share for which the net proceeds are expected to be used to make a $7 million stockholder distribution.